Exhibit 16.1
November 16, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:	Commission File #000-54174 Swisher Hygiene Inc.
We have read the Registration Statement on Form S-1 of Swisher Hygiene Inc. (“Swisher Hygiene”) dated November 16, 2010 (the “Form S-1”). We agree with the statements made by Swisher Hygiene in the Form S-1 concerning the dismissal of our firm as Swisher Hygiene’s principal accountant.
Sincerely,
Scharf Pera & Co., PLLC
Certified Public Accountants